UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2023

QUANTUM-SI INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-39486	85-1388175
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Old Whitfield Street Guilford, Connecticut	06437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (866) 688-7374

N/A
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QSI	The Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	QSIAW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2023, Quantum-Si Incorporated (the “Company”) announced that Jeffry Keyes was appointed by the Board of Directors of the Company (the “Board”) as Chief Financial Officer and Treasurer of the Company, effective on the date he commences employment with the Company on or before May 15, 2023 (the “Appointment Date”). In addition, on April 27, 2023, the Company and Claudia Drayton, the Company’s current Chief Executive Officer and Treasurer, mutually determined that Ms. Drayton will step down from such roles, effective as of the Appointment Date, and Ms. Drayton will assist with the transition by serving as a senior advisor to the Company until June 30, 2023. The Company expects to enter into a separation agreement with Ms. Drayton, the terms of which will be consistent with the Company’s Executive Severance Plan, as amended (the “Severance Plan”), and will be disclosed once available.

Mr. Keyes, age 50, has served as the Chief Financial Officer of Spinal Elements, Inc., a private equity backed medical device company, since April 2022. Mr. Keyes previously served as the Chief Financial Officer of Custopharm, Inc., a private equity backed developer of generic sterile injectable pharmaceuticals, from April 2018 to August 2022. From September 2012 to April 2018, Mr. Keyes was the Chief Financial Officer and Corporate Secretary of Digirad Corporation, a publicly traded healthcare services and medical device company. From August 2011 until September 2012, Mr. Keyes was Corporate Controller of Sapphire Energy, Inc., a venture capital backed start-up renewable energy company. From April 2011 to August 2011, Mr. Keyes was the Corporate Controller of Advanced BioHealing, Inc., a venture backed provider of regenerative medicine solutions, until its sale to Shire, PLC in August 2011. Prior to April 2011, Mr. Keyes held a variety of leadership roles in life science companies in finance, accounting, and mergers and acquisitions support, and he started his career in public accounting. Mr. Keyes has also served on the board of directors of CNS Pharmaceuticals, Inc., a publicly traded clinical stage biotech company, since June 2018. Mr. Keyes earned a B.A. degree in accounting from Western Washington University and is a certified public accountant.

The selection of Mr. Keyes to perform the functions of Chief Financial Officer and Treasurer was not pursuant to any arrangement or understanding between Mr. Keyes and any other person.  There are no family relationships between Mr. Keyes and any director or executive officer of the Company, and there are no transactions between Mr. Keyes and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On April 27, 2023, the Company entered into an offer letter of employment with Mr. Keyes, effective as of the Appointment Date (the “Offer Letter”).  Pursuant to the terms of the Offer Letter, Mr. Keyes’ annual base salary is $465,000.  Mr. Keyes is eligible to receive an annual discretionary bonus with a target of 50% of his base salary.  The Offer Letter further provides that Mr. Keyes will receive the following equity awards on May 15, 2023 as an inducement material to Mr. Keyes entering into employment with the Company, pursuant to Nasdaq Rule 5635(c)(4): (1) 1,000,000 stock options to purchase shares of Class A common stock of the Company (“Class A common stock”), with 25% of the stock options to vest on the last day of the calendar quarter of the one-year anniversary of the Appointment Date, and 2.083% to vest monthly at the end of each month thereafter; (2) 500,000 performance-based stock options to purchase shares of Class A common stock, which will vest in full if within one year of the Appointment Date the Class A common stock closing price is at least $10.00 (as adjusted) for 20 out of 30 consecutive trading days; and (3) 500,000 performance-based stock options to purchase shares of Class A common stock, which will vest in full if within three years of the Appointment Date the Class A common stock closing price is at least $20.00 (as adjusted) for 20 out of 30 consecutive trading days. Commencing on the Appointment Date, Mr. Keyes will become a participant in the Severance Plan.  The foregoing description of the Offer Letter is not complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Further, in connection with Mr. Keyes’ appointment, Mr. Keyes and the Company will enter into an indemnification agreement in the form the Company has entered into with its other executive officers, which form is filed as Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on June 15, 2021.

A copy of the press release announcing Mr. Keyes’ appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Offer Letter of Employment, dated April 27, 2023, by and between Quantum-Si Incorporated and Jeffry Keyes.
99.1	Press Release dated May 2, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2023	QUANTUM-SI INCORPORATED

	By:	/s/ Christian LaPointe, Ph.D.
	Name:	Christian LaPointe, Ph.D.
	Title:	General Counsel